EMPLOYMENT AGREEMENT

        THIS AGREEMENT, dated May 16, 2001, between DENDRITE INTERNATIONAL, INC., a New Jersey Corporation (“Dendrite”), having its principal place of business at 1200 Mt. Kemble Avenue, Morristown, New Jersey 07960, and PAUL ZAFFARONI (“Employee”), having an address at 20 River Ridge Circle, Little Rock, Arkansas 72227.

        WHEREAS, Dendrite, its affiliates, and subsidiaries develop and own what is referred to as Territory Management Systems and related hardware and equipment;

         WHEREAS, Employee is or desires to be employed by Dendrite and Dendrite desires to employ Employee; and

        WHEREAS, Dendrite is willing to provide certain confidential and proprietary information to Employee for the limited purpose of enabling Employee to carry out duties in connection with his employment by Dendrite.

RECITAL:

         NOW, THEREFORE, it is agreed as follows:

1. EMPLOYMENT AT WILL

        Dendrite hereby employs Employee, and Employee hereby accepts such employment, as President and Chief Operating Officer of Dendrite. Dendrite hereby employs Employee as an at-will employee. This employment may be terminated at any time for any reason with or without “Cause” (as defined below) by Dendrite. Employee agrees to provide four (4) weeks notice to Dendrite before terminating his employment.

2. DUTIES

        Employee’s title shall be President and Chief Operating Officer of Dendrite and he shall initially report to John Bailye. Chief Executive Officer of Dendrite or his designee. Employee shall perform those duties as may from time to time be assigned to him and shall carry out any assignments related to Dendrite or its affiliates as directed. Employee shall devote his full-time attention, energy, knowledge, skill and best efforts solely and exclusively to the duties assigned to him which he shall faithfully and diligently perform. Employee shall report to Dendrite as may be required and will fully account for all records, data, materials or other property belonging to Dendrite or its customers of which he is given custody. Dendrite may, from time to time, establish rules and regulations and Employee shall faithfully observe these in the performance of his duties. Employee shall further comply with all policies and directives of Dendrite.

3. COMPENSATION

(i) Base Salary. Dendrite shall pay Employee for his services a base salary at a rate of $450,000 per annum to be paid on a semi- monthly basis in accordance with Dendrite's regular payroll practices.

(ii) Bonus. Commencing on the completion of the second fiscal quarter of 2001, Employee shall be eligible to receive a quarterly bonus (the “Bonus”) of $75,000 per quarter, payable in the next payroll period occurring at least two weeks after Dendrite publicly discloses its financial results in such fiscal quarter; provided, however, that the payment of the Bonus is subject to: (a) Dendrite’s achievement of quarterly financial goals as set forth in the Board approved annual business plan. (b) such other objectives as mutually agreed upon, and (c) Employee remaining in the employ of, and not giving notice of termination to, Dendrite as of the end of any such quarter and (d) Dendrite’s annual bonus ‘hold back”policy as such policy generally applies to Dendrite senior executives.

(iii) Sign-On Bonus. In connection with Employee’s entering into this Agreement, Employee shall receive a signing bonus in the total amount of $100,000, which shall be payable promptly following Employee’s request for payment of such sign-on bonus and not later than January 15. 2002. Dendrite’s obligation to pay Employee such sign-on bonus is conditioned upon Employee’s being in the full-time employ of Dendrite on the date on which such sign-on bonus is paid. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed, however, that in the event that Employee voluntarily terminates his employment with Dendrite for any reason whatsoever or Employee’s employment with Dendrite is terminated by Dendrite for “Cause”(as defined in Section 4(e)) before the three (3) month anniversary of this Agreement, Employee will pay to Dendrite in full within ninety (90) days of his termination of employment with Dendrite the aggregate amount paid to Employee under this Section 3(iii). In the event that Employee voluntarily terminates his employment with Dendrite for any reason whatsoever or Employee’s employee with Dendrite is terminated by Dendrite for “Cause”(as defined in Section 4(e)) after the three month anniversary, but prior to the one year anniversary of this Agreement. Employee will pay to Dendrite within ninety (90) days of his termination of employment with Dendrite the percentages of the aggregate amount paid to Employee under this Section 3(iii) delineated in Section 5(iv) of this Agreement. Employee hereby authorizes Dendrite to immediately offset against and reduce any amounts otherwise due him for any amounts in respect of his obligation to repay any amount under this Section 3(iii).

(iv) Stock Options.

(a) Pursuant to Dendrite’s 1997 Stock Plan, as amended (the “Stock Plan”), upon the execution of this Agreement, Dendrite shall give Employee an option to purchase 300,000 shares of the common stock of Dendrite. In addition, commencing in 2002 and continuing each year thereafter, Employee will receive an option to purchase shares of the common stock of Dendrite predicated on a Black Scholes valuation of between $500,000 and $750,0000. The price for such options shall be determined by the Option Committee and Compensation Committee of the Board. Employee's entitlement to such options shall be subject to (i) a four-year vesting schedule, (ii) approval by the Board. (iii) Employee's execution of a definitive option agreement in form and substance satisfactory to Dendrite and (iv) in all instances subject to the terms and conditions of the Stock Plan. Notwithstanding anything to the contrary, in the event of a "Change in Control" (as defined below), if Employee is not retained in a similar position or no similar position is offered to Employee following a "Change in Control," all of Employee’s options previously granted to him at the time of such event shall immediately vest.

(b) For purposes of this Agreement, “Change in Control”means the occurrence of any one of the following events:

(i) any “person”(as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner”(as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dendrite representing 33% or more of the combined voting power of Dendrite’s then outstanding securities eligible to vote for the election of the Board (the “Dendrite Voting Securities”); provided, however, that the event described in this subsection (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Dendrite or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by Dendrite or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in subsection (iii)). (E) pursuant to any acquisition by Employee or any group of persons including Employee or any entity controlled by Employee or such group (“Employee Holders”), or (F) a transaction (other than one described in subsection (iii) below) in which Dendrite Voting Securities are acquired from Dendrite, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this subsection (i). Notwithstanding the foregoing, a transaction that would otherwise be considered a Change in Control but for the operation of clauses D or F of this subsection (i) will be deemed a Change in Control if John Bailye immediately after the consummation of such a transaction is neither Chairman, President or Chief Executive Officer (or holds a position comparable to the foregoing positions) of Dendrite or any successor corporation, to Dendrite as a result of such Change in Control transaction:

(ii) individuals who, on Employee's first date of employment, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Dendrite in which such person is named as a nominee for director. without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of Dendrite initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization (other than a transaction with Employee, any group of persons including Employee or any entity controlled by Employee or such a group of persons) involving Dendrite or any of its subsidiaries that requires the approval of Dendrite’s stockholders whether for such transaction or the issuance of securities in connection with the transaction or otherwise, (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Dendrite Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Dendrite Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Dendrite Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than the Employee Holders or any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 33% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”): or

(iv) the stockholders of Dendrite approve a sale of all or substantially all of the Dendrite's assets.

Notwithstanding the foregoing, a Change in Control of Dendrite shall not be deemed to occur solely because any person acquires beneficial ownership of more than 33% of Dendrite Voting Securities as a result of the acquisition of Dendrite Voting Securities by Dendrite which, by reducing the number of Dendrite Voting Securities outstanding, increases the percentage of shares beneficially owned by such person: provided, that if a Change in Control of Dendrite would occur as a result of such an acquisition by Dendrite (if not for the operation of this sentence), and after Dendrite’s acquisition such person becomes the beneficial owner of additional Dendrite Voting Securities that increase the percentage of outstanding Dendrite Voting Securities beneficially owned by such person, then a Change in Control of Dendrite shall occur.

4. TERMINATION; SEVERANCE

(a) Upon Employee’s termination of employment by Dendrite for any reason other than termination by Dendrite for Cause (as defined below), Disability (as defined below) or upon Employee’s death, Employee shall solely be entitled to (subject to any applicable off-sets) applicable payments and benefits in Section 4(b), his base salary through the date of his termination, and payment for any unused but accrued vacation through the date of termination.

(b) If Employee’s employment hereunder is terminated by Dendrite for any reason other than death, Cause, or Disability, Employee shall be entitled to receive severance payments in an aggregate amount equal to the sum of twelve (12) months base salary (calculated at the rate of base salary then being paid to Employee as of the date of termination). The severance payments to be paid to Employee under this Section 4(b) shall be referred to herein as the “Severance Payment”. Employee’s Severance Payment shall be paid by Dendrite in cash in twelve (12) consecutive equal monthly payments commencing not later than thirty (30) days after the effective date of the termination of Employee’s employment. No interest shall accrue or be payable on or with respect to any Severance Payment. In the event of a termination of Employee’s employment described in this Section 4(b), Employee shall be provided continued “COBRA”coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group medical and dental plans. During the period which Employee receives the Severance Payment, Employee’s cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.

(c) If Employee’s employment hereunder is terminated within the one (1) year period following a Change in Control by Employee for Good Reason (as defined below). Employee shall be entitled to receive severance payments in an aggregate amount equal to the sum of twelve (12) months base salary (calculated at the rate of base salary then being paid to Employee as of the date of termination). The severance payments to be paid to Employee under this Section 4(c) shall be referred to herein as the “Change in Control Severance Payment”. Employee’s Change In Control Severance Payment shall be paid by Dendrite in cash in twelve (12) consecutive equal monthly payments commencing not later than thirty (30) days after the effective date of the termination of Employee’s employment. No interest shall accrue or be payable on or with respect to any Severance Payment. In the event of a termination of Employee’s employment described in this Section 4(c). Employee shall be provided continued “COBRA”coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group medical and dental plans. During the period which Employee receives the Severance Payment, Employee’s cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.

(d) The making of any Severance Payments under Sections 4(b) or 4(c) hereunder is conditioned upon the signing of a general release in form and substance satisfactory to Dendrite under which Employee releases Dendrite and its affiliates together with their respective officers, directors, shareholders. employees, agents and successors and assigns from any and all claims he may have against them. In the event Employee breaches Sections 7, 8. 9, 11 or 12 of this Agreement. in addition to any other remedies at law or in equity, Dendrite may cease making any Severance Payment or any payments for COBRA coverage otherwise due under Sections 4(b) or 4(c). Nothing herein shall affect any of Employee’s obligations or Dendrite’s rights under this Agreement.

(e) For purposes of this Agreement, “Cause”as used herein shall mean (i) any gross misconduct on the part of Employee with respect to his duties under this Agreement, (ii) the engaging by Employee in an indictable offense which relates to Employee’s duties under this Agreement or which is likely to have a material adverse effect on the business of Dendrite, (iii) the commission by Employee of any willful or intentional act which injures in any material respect or could reasonably be expected to injure in any material respect the reputation, business or business relationships of Dendrite, including without limitation, a breach of Sections 6, 7, 8, 9, 11, 12 or 13 of this Agreement, or (iv) the engaging by Employee through gross negligence in conduct which injures materially or could reasonably be expected to injure materially the business or reputation of Dendrite.

(f) For purposes of this Agreement, “Disability”as used herein shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Dendrite. If no such policy exists, the term “Disability”shall mean the occurrence of any physical or mental condition which materially interferes with the performance of Employee’s customary duties in his capacity as an employee where such disability has been in effect for a period of six (6) months (excluding permitted vacation time), which need not be consecutive, during any single twelve (12) month period.

(g) For purposes of this Agreement. “Good Reason”means, without Employee’s express written consent. the occurrence of any of the following events within one (1) year following a Change of Control which is not corrected within ten (10) days following written notice of such event given by Employee to Dendrite:

(i) the assignment to Employee of any duties or responsibilities materially and adversely inconsistent with Employee's position (including any material diminution of such duties or responsibilities) or (B) a material and adverse change in Employee's reporting responsibilities, titles or offices (other than membership on the Board) with Dendrite:

(ii) any material breach by Dendrite of Section 3 of this Agreement;

(iii) the failure of Dendrite to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan (such plans being referred to herein as "Welfare Plans") in which Employee is participating as of the effective date of this Agreement (or as such benefits and compensation may be increased from time to time), or the taking of any action by Dendrite which would materially and adversely affect Employee's participation in or materially reduce Employee's benefits under such Welfare Plans (other than an across-the-board reduction of such benefits affecting senior executives of Dendrite) unless (i) Employee is permitted to participate in other plans providing Employee with substantially comparable benefits (at substantially comparable cost with respect to the Welfare Plans), (ii) any such Welfare Plan does not provide material benefits to Employee (determined in relation to Employee's compensation and benefits package), (iii) such failure or action is taken at the direction of Employee or with his consent, or (iv) such failure or action is required by law;

(iv) the failure of Dendrite to obtain the assumption of this Agreement from any successor in the event of a sale of all or substantially all of the assets of Dendrite in one transaction or a series of related transactions; or

(v) any requirement of Dendrite that Employee be based anywhere other than Dendrite’s executive offices located in Morristown, New Jersey, unless such executive offices are located within fifty (50) miles of Morristown, New Jersey or within the borough of Manhattan.

Employee must notify Dendrite of any event constituting Good Reason within ninety (90) days following Employee’s knowledge of its existence or such event shall not constitute Good Reason under this Agreement.

(h) In the event Employee terminates his employment with Dendrite or Dendrite terminates Employee’s employment with Dendrite for “Cause”or Employee’s employment ends as a result of his death or becoming “Disabled,”it is understood and agreed that Dendrite’s only obligation is to pay Employee any unused but accrued vacation days and his base salary through the date of his termination.

5. BENEFITS

         Dendrite shall provide Employee:

(i) Vacation. Four (4) weeks vacation per annum in accordance with Dendrite policy in effect from time to time.

(ii) Business Expenses. Reimbursement for all reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by Employee in connection with the performance of his duties. Reimbursement will be made upon the submission by the Employee of appropriate documentation and verification of the expenses.

(iii) Financial Planning. Financial planning reimbursement in an amount not to exceed S 10,000 per annum in accordance with Dendrite's policy in effect from time to time.

(iv) Relocation Expenses. In connection with Employee’s relocation to the New Jersey area, Employee shall be entitled to reimbursement for the following relocation expenses, payable upon Employee’s submission of appropriate documentation and verification of the expenses:

(1) Reimbursement for two (2) first-class airline tickets to New Jersey for Employee and his wife.

(2) Reimbursement for Employee's expenses in connection with the sale of his home in Arkansas, including those reasonable and customary costs in connection with sales commission charges and related closing costs.

(3) Reimbursement for Employee's expenses in connection with the purchase of a home in the New Jersey area, including those reasonable and customary costs in connection with closing costs, title insurance, surveys, pre-purchase home inspection and utility installation. In addition, Employee shall be entitled to reimbursement for his points and fee costs in connection with obtaining a mortgage for his new home; provided, that (a) such points shall be two (2) or less, (b) the principal amount of such mortgage does not exceed 80% of the appraised value of the new home and (c) the purchase of the new home is consummated no later than June 1, 2002 and (d) Employee remains in the employ of, and has not given notice of termination to, Dendrite at the time reimbursement under this clause (3) is payable.

(4) Reimbursement for Employee's expenses in connection with his moving himself and his family to the New Jersey area, those reasonable costs associated with professional, fully insured, packing and shipping of personal and household goods from the Arkansas area to the New Jersey area and storage of such goods for up to six (6) months.

(5) Reimbursement for Employee's expenses for temporary housing for a period not to exceed three (3) months in an amount not to exceed $10,000.

(6) In the event Employee owns two (2) homes as a result of his relocation to New Jersey, reimbursement of his mortgage payments for his home in Arkansas for a period not to exceed six (6) months.

(7) $25,000 towards miscellaneous expenses not otherwise covered above in clauses (1) through (6).

Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed, however, that in the event that Employee voluntarily terminates his employment with Dendrite for any reason whatsoever or Employee’s employment with Dendrite is terminated by Dendrite for “Cause” before the three (3) month anniversary of this Agreement. Employee will pay to Dendrite in full within ninety (90) days of his termination of employment with Dendrite the aggregate amount paid to Employee under the immediately preceding clauses (1) through (7). In the event that Employee voluntarily terminates his employment with Dendrite for any reason whatsoever or Employee’s employment with Dendrite is terminated by Dendrite for “Cause” after the three month anniversary, but prior to the one year anniversary of this Agreement, Employee will pay to Dendrite within ninety (90) days of his termination of employment with Dendrite the following percentages of the aggregate amount paid to Employee under the immediately preceding clauses (I) through (7):

Date of Termination
August 1 - September 1, 2001	75%
September 1 - October 1, 2001	67%
October 1 - November 1, 2001	59%
November 1 - December 1, 2001	51%
December 1 - January 1, 2002	43%
January 1 - February 1, 2002	35%
February 1 - March 1, 2002	27%
March 1 - April 1, 2002	19%
April 1 - May 1, 2002	11%

Employee hereby authorizes Dendrite to immediately offset against and reduce any amounts otherwise due to him for any amounts in respect of his obligation to repay any amounts under this Section 5(iv).

(v) Other. Dendrite will provide Employee other benefits to the same extent as may be provided to other employees generally in accordance with Dendrite policy in effect from time to time and subject to the terms and-conditions of such benefit plans.

6. INFORMATION AND BUSINESS OPPORTUNITY

        During Employee’s employment with Dendrite, Employee may acquire knowledge of (i) information that is relevant to the business of Dendrite or its affiliates or (ii) knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged. Employee shall promptly disclose to Dendrite that information or business opportunity but shall not disclose it to anyone else without Dendrite’s written consent.

7. DENDRITE CONFIDENTIAL INFORMATION

        The Employee will, as a result of his employment with Dendrite, acquire information which is proprietary and confidential to Dendrite. This information includes, but is not limited to, Dendrite’s proprietary software, technical and commercial information, instruction and product information, the design, “look and feel” and capabilities of Dendrite’s product, Dendrite’s proprietary training program methodology regarding the utilization of electronic territory management software and associated customer support services, Dendrite’s methodology for promoting its products and services to its clients, Dendrite’s proprietary Graphic User Interface, the navigational paths through which Dendrite’s clients input and access information stored in the proprietary software, the particularized needs and demands of Dendrite’s clients and the customizations Dendrite makes to its proprietary software to meet those clients’ needs, financial arrangements, salary and compensation information, competitive status, pricing policies, knowledge of suppliers, technical capabilities, discoveries, algorithms, concepts, software in any stage of development, designs, drawings, specifications, techniques, models, data, technical manuals, training guides and manuals, research and development materials, processes, procedures, know-how and other business affairs relating to Dendrite. Confidential information also includes any and all technical information involving Dendrite’s work. Employee will keep all such information confidential and will not reveal it at any time without the express written consent of Dendrite. This obligation is to continue in force after employment terminates for whatever reason.

8. CLIENT CONFIDENTIAL INFORMATION

        Dendrite may, from time to time, be furnished information and data which is proprietary and confidential to its clients, customers or suppliers. Employee will not, at any time for any reason, reveal any information provided by any of Dendrite’s clients, customers or suppliers to anyone. unless provided with prior written consent by Dendrite or by the applicable client, customer or supplier. This obligation is to continue in force after employment terminates for whatever reason.

9. RETURN OF PROPERTY

        Upon termination of employment for any reason or upon the request of Dendrite, Employee shall return to Dendrite all property which Employee received or prepared or helped prepare in connection with his employment including, but not limited to, all copies of any confidential information or material, disks, notes, notebooks, blueprints, customer lists and any and all other papers or material in any tangible media or computer readable form belonging to Dendrite or to any of its customers, clients or suppliers, and Employee will not retain any copies, duplicates, reproductions or excerpts thereof.

10. INVENTIONS

        All work performed by Employee and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, whether patented or unpatented, and copyrighted material made or conceived by Employee, solely or jointly, in whole or in part, during the term of Employee’s employment by Dendrite which (i) relate to methods, apparatus, designs, products, processes or devices sold, licensed, used or under development by Dendrite, (ii) otherwise relate to or pertain to the present, proposed or contemplated business, functions or operations of Dendrite, (iii) relate to Dendrite actual or anticipated research or development, (iv) involve the use of Dendrite’s equipment, supplies or facilities, or (v) result from access to any Dendrite assets, information, inventions or the like are confidential information, are the property of Dendrite and shall be deemed to be a work made for hire. To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite. Employee agrees to give Dendrite or any person or entity designated by Dendrite reasonable assistance required to perfect its rights therein.

        If Employee conceives any idea, makes any discovery or invention within one (1) year after the termination of employment with Dendrite that relate to any matters pertaining to the business of Dendrite, it shall be deemed that it was conceived while in the employ of Dendrite.

11. RESTRICTION ON FUTURE EMPLOYMENT

        Employee acknowledges: (i) the highly competitive nature of the business and the industry in which Dendrite competes: (ii) as the President and Chief Operating Officer, he will acquire and have access to confidential information as described in Section 7, particularly highly sensitive financial information. (iii) that, as a key employee of Dendrite, he will participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things. Employee will obtain knowledge of the “know-how” and business practices of Dendrite, in which matters Dendrite has a substantial proprietary interest; and (iv) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with Dendrite placed and places him in a position of confidence and trust with the clients and employees of Dendrite. In the course of the Employee’s employment with Dendrite, Employee will develop a personal relationship with the clients of Dendrite and a knowledge of those clients’ affairs and requirements, and that the relationship of Dendrite with their established clientele will therefore be placed in Employee’s hands in confidence and trust. Employee consequently agrees that it is reasonable and necessary for the protection of the confidential information, goodwill and business of Dendrite that Employee makes the covenants contained herein and that Dendrite would not have entered into this Agreement unless the covenants set forth in this Section 11 were contained in this Agreement. Accordingly. Employee agrees that during the period that he is employed by Dendrite and for a period of two (2) years thereafter, he shall not, as an individual, employee, consultant, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of Dendrite, directly or indirectly, and regardless of the reason for him ceasing to be employed by Dendrite:

(i) perform services that compete with the business or businesses conducted by Dendrite or any of its affiliates or render services to any person or entity which competes with the business or businesses conducted by Dendrite or any of its affiliates (or which business Dendrite can at the time of Employee's termination of employment establish it will likely conduct within one (1) year following the date of Employee's termination):

(ii) attempt in any manner to solicit or accept from any client business of the type performed by Dendrite or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with Dendrite, whether or not the relationship between Dendrite and such client was originally established in whole or in part through Employee's efforts;

(iii) employ, attempt to employ or assist anyone else in employing any employee or contractor of Dendrite or induce or attempt to induce any employee or contractor of Dendrite to terminate their employment or engagement with Dendrite; or

(iv) render to or for any client any services of the type rendered by Dendrite.

        As used in this Section 11, the term “client” shall mean (1) anyone who is a client of Dendrite on the date of Employee’s termination or, if Employee’s employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a client of Dendrite at any time during the one (1) year period immediately preceding the Determination Date: (3) any prospective client to whom Dendrite had made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding the Determination Date: and (4) any prospective client to whom Dendrite made a new business presentation (or similar offering of services) at any time within six (6) months after the date of Employee’s termination (but only if the initial discussions between Dendrite and such prospective client relating to the rendering of services occurred prior to the date of Employee’s termination, and only if Employee actively participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”. In addition, if the client is part of a group of companies which conducts business through more than one entity. division or operating unit, whether or not separately incorporated (a “Client Group”). the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by Dendrite.

        For a two (2) year period after the termination of Employee’s employment for any reason whatsoever. Employee agrees to promptly notify Dendrite in writing the identity of all subsequent employers. Employee agrees to provide such information as Employer may from time to time request to determine Employee’s compliance with the terms of this Agreement.

12. NON-DISPARAGEMENT

        Employee agrees that he will not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media. which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees or otherwise engage in any activity which is inimical to the interests of the Company.

13. OUTSIDE CONTRACTING

        Employee shall not enter into any agreements to provide programming or other services to any company, person or organization outside of his employment by Dendrite (an “Outside Agreement”) without the prior written express consent from Dendrite. Employee must notify Dendrite of his intent to enter into an Outside Agreement specifying therein the other parry to such Outside Agreement and the type of programming and/or services to be provided by Employee. Dendrite shall not unreasonably withhold permission to Employee to enter into Outside Agreements unless such Outside Agreements (i) are with competitors or potential competitors of Dendrite, or (ii) as determined in Dendrite’s sole discretion, shall substantially hamper or prohibit Employee from satisfactorily carrying out all duties assigned to Employee by Dendrite.

14. AFTER-HOURS DEVELOPMENT

        In the event that Employee shall develop any software which, pursuant to Section 10 herein, is not the property of Dendrite, Dendrite shall have a right of first refusal to publish and/or purchase the rights to such software. Employee shall notify Dendrite of any such After-Hours Development as soon as reasonably possible before or during the development process including a description of the intended functions of the After-Hours Development and the estimated date of completion.

15. PRIOR EMPLOYMENT

        Employee represents and warrants that Employee has not taken or otherwise misappropriated and does not have in Employee’s possession or control any confidential and proprietary information belonging to any of Employee’s prior employers or connected with or derived from Employee’s services to prior employers. Employee represents and warrants that Employee has returned to all prior employers any and all such confidential and proprietary information. Employee further acknowledges. represents and warrants that Dendrite has informed Employee that Employee is not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with Employee’s employment by Dendrite. Employee agrees, represents and warrants that Employee will not use such information. Employee shall indemnify and hold harmless Dendrite from any and all claims arising from any breach of the representations and warranties in this Section.

16. REMEDIES

        The parties agree that in the event Employee breaches or threatens to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law. It is understood, therefore, that in the event of a breach of this Agreement by Employee. Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting Employee from breaching or threatening to breach this Agreement. In that event, the parties agree that Dendrite will not be required to post bond or other security. It is also agreed that any restraints or injunctions issued against Employee shall be in addition to any other remedies which Dendrite may have available to it.

17. APPLICABLE LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

18. NOTICES

        In the event any notice is required to be given under the terms of this Agreement, it shall be delivered in the English language, in writing, as follows:

If to Employee:
Paul Zaffaroni, Vice President 20 River Ridge Circle Little Rock, Arkansas 72227

If to Dendrite:
Christine Pellizzari, Vice President Dendrite International, Inc. 1200 Mount Kemble Drive Morristown, New Jersey 07960

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

19. NON-ASSIGNABILITY

        Employee’s rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned. Any attempted assignment will be void as to Dendrite. Dendrite may, however, assign its rights to any affiliated or successor entity.

20. BINDING AGREEMENT

        This Agreement shall be binding upon and inure to the benefit of Employee’s heirs and personal representatives and to the successors and assigns of Dendrite.

21. INTEGRATION

        This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof. No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party.

22. WAIVER

        This Agreement may not be modified or waived except by a writing signed by both parties. No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.

23. ARBITRATION

(a) If any dispute arises between Employee and Dendrite that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that Dendrite may enforce Employee’s obligation to provide services under this Agreement and Employee’s obligations under Sections 6 through 13 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided.

(b) This Section 23 shall apply to claims arising under state and federal statutes, local ordinances, and the common law. The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement. The arbitrator’s remedial authority shall equal the remedial power that a court with jurisdiction over the parties and their dispute would have. The arbitrator shall. upon an appropriate motion. dismiss any claim brought in arbitration if he determines that the claim could not properly have been pursued through court litigation. If the then-applicable rules of the American Arbitration Association conflict with the procedures of this Section 23, the latter shall apply.

(c) If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the Newark, New Jersey office of the American Arbitration Association. All seven listed arbitrators shall be retired judges experienced in employment law and/or persons actively involved in hearing private cases. If the parties cannot agree on selecting an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator.

(d) Each party may be represented by counsel or by another representative of the party’s choice, and each party shall pay the costs and fees of its counsel or other representative and its own filing or administrative fees. The non-prevailing party (as determined by the arbitrator) shall bear the fees and costs of the arbitrator.

(e) The arbitrator shall render an award and opinion in the form typical of those rendered in labor arbitrations. and that award shall be final and binding and non-appealable. To the extent that any part of this Section 23 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this Section 23 (or the remainder of this Section) legally enforceable and as to ensure that except as provided in clause (b) of this Section 23, all conflicts between Dendrite and Employee shall be resolved by neutral, binding arbitration. The remainder of this Section 23 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this Section 23 are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(f) Unless the parties agree otherwise, any arbitration shall take place in Newark, New Jersey in such location as agreed to by Dendrite and Employee. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within the State of New Jersey.

(g) Employee has read and understands this Section 23 which discusses arbitration. Employee understands that by signing this Agreement, Employee agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Employee’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii) Any and all claims for violation of any federal. state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the New Jersey Law Against Discrimination; and

(iii) Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

24. SEVERABILITY

        If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration. scope, activity or subject. such provision will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

25. JURISDICTION

        The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 6 through 13 of this Agreement except that Dendrite may institute any such suit against the Employee in any jurisdiction in which the Employee may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivering it to the address in this Agreement specified for that party in Section 18.

        IN WITNESS WHEREOF, the parties have signed this Agreement as of the first date written above.

DENDRITE INTERNATIONAL, INC. By: PAUL L. ZAFFARONI —————————————— Name: Title: J. PAGE STIGER —————————————— Vice President

Amendment to Employment Agreement

Paul Zaffaroni (“Zaffaroni”) and Dendrite International, Inc. (“Dendrite”) agree to amend the Employment Agreement dated May 16, 2001 as follows:

1.	Zaffaroni will commence providing services to Dendrite as a Senior Consultant on June 18, 2001.

2.	Effective October 1, 2001, Zaffaroni will become employed as President and Chief Operating Officer of Dendrite.

3.	Except as otherwise expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect, including during the period in which Zaffaroni serves as Senior Consultant.

Agreed to and Accepted: By: PAUL ZAFFARONI —————————————— Paul Zaffaroni Dated: 6/18/01	Agreed to and Accepted: J. PAGE STIGER —————————————— Dendrite International, Inc. Dated: 6/18/01